Exhibit 99.25(g)(2)

SUB-ADVISORY AGREEMENT

BETWEEN

ADVISORS ASSET MANAGEMENT, INC.

AND

Sun Life Capital Management (U.S.) LLC

THIS SUB-ADVISORY AGREEMENT (the “Agreement”), dated as of March 13, 2026, is entered into by and between Advisors Asset Management, Inc., a Delaware corporation with its principal office and place of business at 18925 Base Camp Road, Monument, CO 80132 (the “Advisor”) and Sun Life Capital Management (U.S.) LLC, a Delaware limited liability company with its principal office and place of business at 96 Worcester Street, Wellesley Hills, Massachusetts 02481 (the “Sub-advisor”).

WHEREAS, Advisor has entered into an Investment Advisory Agreement dated March 13, 2026 (the “Advisory Agreement”) with AAM/Wilshire Infrastructure Fund (the “Fund”), a Delaware statutory trust, with its principal office and place of business at 235 West Galena Street, Milwaukee, WI 53212.

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, management investment company and may issue its shares of beneficial interest, no par value;

WHEREAS, pursuant to the Advisory Agreement, and subject to the direction and control of the Board of Trustees of the Fund (the “Board”), the Advisor acts as investment advisor for the Fund;

WHEREAS, the Advisory Agreement permits the Advisor, subject to the supervision of the Board, to delegate certain of its duties under the Advisory Agreement to other registered investment advisors subject to the requirements of the 1940 Act;

WHEREAS, it is intended that the Fund be a third-party beneficiary under this Agreement; and

WHEREAS, the Advisor desires to retain the Sub-advisor to furnish investment advisory services for the Fund and the Sub-advisor is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Advisor and the Sub-advisor hereby agree as follows:

SECTION 1.  APPOINTMENT; DELIVERY OF DOCUMENTS

(a)           The Advisor hereby appoints and employs the Sub-advisor, subject to the oversight of the Advisor and direction and control of the Board, to manage the investment and reinvestment of the assets of all or a portion of the Fund allocated by the Advisor to the Sub-advisor from time to time (such assets, the “Portfolio”) and, without limiting the generality of the foregoing, to provide other services as specified herein. The Sub-advisor accepts this employment and agrees to render its services for the compensation set forth herein.

(b)           In connection therewith, the Advisor has delivered to the Sub-advisor true and complete copies of (i) the Fund’s Agreement and Declaration of Trust and Bylaws (collectively, as amended from time to time, the “Charter Documents”), (ii) the Fund’s current Prospectus and Statement of Additional Information (collectively, as currently in effect and as amended or supplemented, the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the 1940 Act, (iii) each plan of distribution or similar document adopted by the Fund under Rule 12b-1 under the 1940 Act (each a “Plan”) and each current shareholder service plan or similar document adopted by the Fund (each a “Service Plan”); and (iv) all procedures adopted by the Fund, and shall promptly furnish the Sub-advisor with all amendments of or supplements to the foregoing (the “Updated Documents”).  The Advisor shall deliver to the Sub-advisor: (x) a copy of the resolution of the Board approving the Sub-advisor as a sub-advisor to the Fund and authorizing the execution and delivery of this Agreement; (y) a copy of all proxy statements and related materials relating to the Fund; and (z) any other documents, materials or information that the Sub-advisor shall reasonably request to enable it to perform its duties pursuant to this Agreement. Notwithstanding the foregoing, until so provided, the Sub-advisor may continue to rely on the previously provided Charter Documents and other related documents. The Advisor and/or the Fund shall promptly, but, in any event, no later than five business days prior to such new Updated Documents coming into effect, notify the Sub-advisor of the material details of any pending or proposed update, amendment or supplement to any Updated Documents that relates to this Agreement or the duties and obligations of the Sub-advisor hereunder.

(c)           The Sub-advisor has delivered to the Advisor and the Fund (i) a copy of its Form ADV as most recently filed with the SEC; (ii) a copy of its code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the “Code”); and (iii) a copy of its compliance manual pursuant to applicable regulations, including its proxy voting policies and procedures, which proxy voting policy and procedures will be included in the Fund’s registration statement.  The Sub-advisor shall promptly furnish the Advisor and Fund with all amendments of and supplements to the foregoing at least annually.

SECTION 2.  DUTIES OF THE ADVISOR

In order for the Sub-advisor to perform the services required by this Agreement, the Advisor (i) shall cause all service providers to the Fund to furnish information to the Sub-advisor and assist the Sub-advisor as may be required, (ii) shall ensure that the Sub-advisor has reasonable access to all records and documents relevant to the Portfolio maintained by the Fund, the Advisor or any service provider to the Fund, and (iii) shall deliver to the Sub-advisor copies of all material relevant to the Sub-advisor or the Portfolio that the Advisor provides to the Board in accordance with the Advisory Agreement.

SECTION 3.  DUTIES OF THE SUB-ADVISOR

(a)           The Advisor delegates authority to the Sub-advisor with respect to and the Sub-advisor will make decisions regarding all purchases and sales of securities and other investment assets in the Portfolio, and the Sub-advisor will vote all proxies for securities and exercise all other voting rights with respect to such securities in accordance with the Sub-advisor’s written proxy voting policies and procedures, in each case to the extent such authority is delegated by the Advisor.  To carry out such decisions, the Sub-advisor is hereby authorized, as agent and attorney-in-fact for the Fund, for the account of, at the risk of and in the name of the Fund, to place orders and issue instructions with respect to those transactions of the Portfolio.  In all purchases, sales and other transactions in securities and other investments for the Portfolio, the Sub-advisor is authorized to exercise full discretion and act for the Fund in the same manner and with the same force and effect as the Fund and the Advisor, pursuant to the Advisory Agreement, might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions, such as proxy voting with respect to the securities of the Portfolio.

Consistent with Section 28(e) of the Securities and Exchange Act of 1934, as amended, the Sub-advisor may allocate brokerage on behalf of the Fund to broker-dealers who provide brokerage or research services to the Sub-advisor.  The Sub-advisor may aggregate sales and purchase orders of the assets of the Portfolio with similar orders being made simultaneously for other accounts advised by the Sub-advisor or its affiliates.  Whenever the Sub-advisor simultaneously places orders to purchase or sell the same asset on behalf of the Portfolio and one or more other accounts advised by the Sub-advisor, the Sub-advisor will allocate the order as to price and amount among all such accounts in a manner believed to be equitable over time to each account.

(b)           The Sub-advisor will report to the Board at each meeting thereof as requested by the Advisor or the Board all material changes in the Portfolio since the prior report, and will also keep the Board and the Advisor informed of important developments affecting the Fund and the Sub-advisor, and on its own initiative, will furnish the Board from time to time with such information as the Sub-advisor may believe appropriate for this purpose, whether concerning the individual companies the securities of which are included in the Portfolio’s holdings, the industries in which such companies engage, the economic, social or political conditions prevailing in each country in which the Portfolio maintains investments, or otherwise.  The Sub-advisor will also furnish the Board and the Advisor with such statistical and analytical information with respect to investments of the Portfolio as the Sub-advisor may believe appropriate or as the Board reasonably may request.  In making purchases and sales of securities and other investment assets for the Portfolio, the Sub-advisor will bear in mind the policies and procedures set from time to time by the Board as well as the limitations imposed by the Charter Documents and Registration Statement, the limitations in the 1940 Act, the Securities Act, the Internal Revenue Code of 1986, as amended, and other applicable laws and the investment objectives, policies and restrictions of the Fund.

(c)          The Sub-advisor will from time to time employ or associate with such persons as the Sub-advisor believes to be particularly fitted to assist in the execution of the Sub-advisor’s duties hereunder, the cost of performance of such duties to be borne and paid by the Sub-advisor.  No obligation may be incurred on the Fund’s or Advisor’s behalf in any such respect.

(d)           The Sub-advisor will promptly report to the Board and the Advisor all material matters related to the Sub-advisor organizational structure, professional staff, and any other significant developments that may affect the Sub-advisor’s provision of services under this Agreement.  On an annual basis, the Sub-advisor shall report on its compliance with its Code and its compliance policies and procedures to the Advisor and to the Board and upon the written request of the Advisor or the Fund, the Sub-advisor shall permit the Advisor and the Fund, or their respective representatives to examine the reports required to be made to the Sub-advisor under the Code and its compliance policies and procedures.  The Sub-advisor agrees that the Sub-advisor shall notify the Advisor and the Fund in writing of any anticipated or otherwise reasonably foreseeable change in the ownership of the Sub-advisor that could: (i) materially impact the services provided by the Sub-advisor to a Fund, or (ii) result in a change of control under Section 15(a)(4) of the 1940 Act, at least 90 days prior to any such change, to the extent the Sub-advisor is aware of any such changes, or as soon as reasonably practicable but in any event no less than 30 days prior to any such changes. The Sub-advisor agrees to notify the Advisor and the Fund in writing of any changes in the key personnel who serve as portfolio managers of the Fund, and of any changes in the membership of the Sub-advisor, as required by Section 205(a) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), as promptly as possible.

(e)           The Sub-advisor will maintain records relating to its portfolio transactions and placing and allocation of brokerage orders as are required to be maintained by the Fund under the 1940 Act.  The Sub-advisor shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Sub-advisor pursuant to this Agreement required to be prepared and maintained by the Sub-advisor or the Fund pursuant to applicable law.  To the extent required by law, the books and records pertaining to the Fund which are in possession of the Sub-advisor shall be the property of the Fund.  The Advisor and the Fund, or their respective representatives, shall have access to such books and records at all times during the Sub-advisor’s normal business hours.  Upon the reasonable request of the Advisor or the Fund, copies of any such books and records shall be provided promptly by the Sub-advisor to the Advisor and the Fund, or their respective representatives.

(f)           The Sub-advisor will cooperate with the Fund’s independent public registered accounting firm and shall take reasonable action to make all necessary information available to the accounting firm for the performance of the accounting firm’s duties.

(g)        The Sub-advisor will provide the Fund’s custodian and fund accountant on each business day with such information relating to all transactions concerning the Portfolio’s assets under the Sub-advisor’s control as the custodian and fund accountant may reasonably require.  In accordance with procedures adopted by the Board, the Sub-advisor is responsible for assisting in the fair valuation of all Portfolio assets and will use its reasonable efforts to arrange for the provision of prices from parties who are not affiliated persons of the Sub-advisor for each asset for which the Fund’s fund accountant does not obtain prices in the ordinary course of business.

(h)         The Sub-advisor will follow the trade error policies and procedures of the Fund. To the extent there are inconsistencies between such Fund policies and procedures and those of the Sub-advisor, the Fund’s policies and procedures will govern.

(i)         The Sub-advisor shall have no duties or obligations pursuant to this Agreement (other than the continuation of its preexisting duties and obligations) during any period in which the Fund invests all (or substantially all) of its investment assets in a registered management investment company, or separate series thereof, in accordance with Section 12(d)(1)(E) under the 1940 Act, pursuant to the instruction of the Advisor and of the Board.

(j)          For the purpose of complying with Rule 10f-3, Rule 12d3-1 and Rule 17a-10 under the 1940 Act and any other applicable rule or regulation, the Sub-advisor will not, with respect to transactions in securities or other assets for the Portfolio, consult with any other sub-advisor to the Fund.

SECTION 4.  COMPENSATION; EXPENSES

(a)           In consideration of the foregoing, the Advisor shall pay the Sub-advisor, with respect to the specific assets in the Portfolio, a fee as specified in Appendix A hereto.  Such fees shall be calculated by the Advisor on a monthly basis using an average daily net asset value and shall be payable quarterly in arrears no later than 30 days following each quarter end.  If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs.  Upon the termination of this Agreement with respect to the Fund, the Advisor shall pay to the Sub-advisor such compensation as shall be payable prior to the effective date of termination.

(b)           During the term of this Agreement, the Sub-advisor will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Portfolio.  The Sub-advisor shall, at its sole expense, employ or associate itself with such persons as it reasonably believe to be particularly fitted to assist it in the execution of its duties under the Agreement.  Except as set forth in Appendix A, the Sub-advisor shall not be responsible for the Fund’s or the Advisor’s expenses, including any extraordinary and non-recurring expenses.

(c)           No fee shall be payable hereunder with respect to the Fund during any period in which the Fund invests all (or substantially all) of its investment assets in a registered management investment company, or separate series thereof, in accordance with Section 12(d)(1)(E) under the 1940 Act, pursuant to the instruction of the Advisor and of the Board.

SECTION 5.  STANDARD OF CARE

(a)          The Advisor shall expect of the Sub-advisor, and the Sub-advisor will give the Advisor and the Fund the benefit of, the Sub-advisor’s best judgment and efforts in rendering its services hereunder.  The Sub-advisor shall not be liable to the Advisor or the Fund hereunder for any mistake of judgment or in any event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, the Sub-advisor against any liability to the Advisor or the Fund to which the Sub-advisor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Sub-advisor’s duties hereunder, or by reason of the Sub-advisor’s reckless disregard of its obligations and duties hereunder.

(b)          The Sub-advisor shall not be liable to the Advisor or the Fund for any action taken or failure to act in good faith reliance upon: (i) information, instructions or requests, whether oral or written, with respect to the Fund made to the Sub-advisor by a duly authorized officer of the Advisor or the Fund; (ii) the advice of counsel to the Fund; and (iii) any written instruction or certified copy of any resolution of the Board.

(c)          The Sub-advisor shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Sub-advisor’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(d)           The parties hereto acknowledge and agree that the Fund is a third-party beneficiary as to the covenants, obligations, representations and warranties undertaken by the Sub-advisor under this Agreement and as to the rights and privileges to which the Advisor is entitled pursuant to this Agreement, and that the Fund is entitled to all of the rights and privileges associated with such third-party-beneficiary status.

SECTION 6.  EFFECTIVENESS, DURATION AND TERMINATION

(a)           This Agreement shall become effective with respect to the Fund as of the date hereof; provided, however, that the Agreement has been approved by (i) the vote of a majority of the Board or by the vote of a majority of the outstanding voting securities of the Fund, and, in either case, (ii) by the vote of a majority of the Fund’s Trustees who are not parties to this Agreement or interested persons of any such party (other than as trustees of the Fund), cast in person at a meeting called for the purpose of voting on such approval.

(b)           This Agreement shall remain in effect with respect to the Fund for a period of two years from the date of its effectiveness and shall continue in effect for successive annual periods with respect to the Fund; provided that such continuance is specifically approved at least annually (i) the vote of a majority of the Board or by the vote of a majority of the outstanding voting securities of the Fund, and, in either case, (ii) by the vote of a majority of the Fund’s Trustees who are not parties to this Agreement or interested persons of any such party (other than as trustees of the Trust), cast in person at a meeting called for the purpose of voting on such approval.

(c)           This Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, (i) by the Board, by a vote of a majority of the outstanding voting securities of the Fund or by the Advisor on 60 days’ written notice to the Sub-advisor or (ii) by the Sub-advisor on 60 days’ written notice to the Trust.  This Agreement shall terminate immediately (x) upon its assignment or (y) upon termination of the Advisory Agreement.

(d)            In the event that the Sub-advisor resigns pursuant to Section 6(c)(ii) above, if a replacement sub-advisor has not been hired prior to the end of the 60-day notice period, then, provided that the Advisor has and shall continue to use its reasonable best efforts to have a replacement sub-advisor promptly appointed, the Sub-advisor agrees to continue to sub-advise the Fund after the end of the 60-day notice period, subject to the terms of this Agreement, until a replacement sub-advisor has been hired and commences management of the Fund. Notwithstanding the foregoing, in no event shall the Sub-advisor be required to sub-advise the Fund for longer than 120 days after the termination of the 60-day notice period.

SECTION 7.  ACTIVITIES OF THE SUB-ADVISOR

Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the Sub-advisor’s right, or the right of any of the Sub-advisor’s directors, officers or employees, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

SECTION 8.  REPRESENTATIONS OF SUB-ADVISOR.

The Sub-advisor represents and warrants to the Advisor that:

(a)           It is registered as an investment advisor under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect;

(b)           It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement;

(c)          It has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; and

(d)           It will promptly notify the Advisor and the Fund of the occurrence of any event that would disqualify the Sub-advisor from serving as an investment advisor of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

SECTION 9.  LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The Trustees of the Fund and the shareholders of the Fund shall not be liable for any obligations of the Fund under this Agreement, and the Sub-advisor agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund in settlement of such rights or claims, and not to the Trustees of the Fund or the shareholders of the Fund.

SECTION 10.  USE OF NAME

The Sub-advisor hereby grants the Fund a limited, non-exclusive, revocable license to use the name or identifying words “Sun Life Capital Management (U.S.) LLC” in the name of the Fund. The Sub-advisor hereby grants the Advisor, or a successor thereto or affiliate thereof, a limited, non-exclusive, revocable license to use the name or identifying words “Sun Life Capital Management (U.S.) LLC” in its promotion of the Fund. Such license is conditioned upon the employment of the Sub-advisor, or a successor thereto or affiliate thereof, as the investment sub-advisor to the Fund, and may not be revoked by the Sub-advisor for so long as the Sub-advisor or a successor thereto or affiliate thereof, serves as investment sub-advisor to the Fund. The names or identifying words “Sun Life Capital Management (U.S.) LLC” are the property of the Sub-advisor and may be used from time to time in other connections and for other purposes by the Sub-advisor and any of its affiliates. The Sub-advisor may require the Fund and the Advisor to cease using “Sun Life Capital Management (U.S.) LLC” in the name of the Fund if the Sub-advisor, any successor thereto or any affiliate thereof, ceases to be employed, for any reason, as investment sub-advisor of the Fund. In the event of termination of the license herein, the Fund and the Advisor shall cause the Fund to promptly cease any and all use of the “Sun Life Capital Management (U.S.) LLC” name and any name, mark, or domain name confusingly similar thereto with respect to the Fund. This paragraph shall survive the termination of this Agreement.

SECTION 11. INDEMNIFICATION

(a)           Except as may otherwise be provided by the 1940 Act or any other federal securities law, Advisor shall indemnify and hold harmless Sub-advisor, its officers, employees, consultants, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the Securities Act) (collectively, “Sub-advisor Indemnitees”) against any and all losses, damages or liabilities (including reasonable legal and other expenses) to which any of the Sub-advisor Indemnitees may become subject at common law or otherwise (collectively, “Sub-advisor Losses”) due to (i) any breach by the Advisor of this Agreement, (ii) any willful misfeasance, bad faith, fraud, gross negligence or reckless disregard of Advisor in the performance of any of its duties or obligations hereunder, (iii) any untrue statement of a material fact contained in the Prospectus, Statement of Additional Information, proxy materials, advertisements or sales literature of the Fund, unless such statement was made in reliance upon information furnished by the Sub-advisor to the Advisor in writing and intended for use therein; or (iv) any event relating to the Fund occurring prior to the effective date of this Agreement. Notwithstanding the foregoing, the Sub-Advisor Indemnitees shall not be entitled to any indemnity hereunder for any Sub-advisor Losses resulting from any claim by the Advisor for breach of this Agreement.

(b)            Except as may otherwise be provided by the 1940 Act or any other federal securities law, Sub-advisor shall indemnify and hold harmless the Advisor, its officers, employees, consultants, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the Securities Act) (collectively, “Advisor Indemnitees”) against any and all losses damages or liabilities (including reasonable legal and other expenses) to which any of the Advisor Indemnitees may become subject at common law or otherwise (collectively, “Advisor Losses”), due to (i) any breach by the Sub-advisor of this Agreement, (ii) any willful misfeasance, bad faith, fraud, gross negligence or reckless disregard of Sub-advisor in the performance of any of its duties or obligations hereunder, or (iii) any untrue statement of a material fact contained in the Prospectus, Statement of Additional Information, proxy materials, advertisements or sales literature of the Fund if such statement was made in reliance upon information furnished to the Advisor by the Sub-advisor in writing and intended for use therein. Notwithstanding the foregoing, the Advisor Indemnitees shall not be entitled to any indemnity hereunder for any Advisor Losses resulting from any claim by the Sub-advisor for breach of this Agreement.

(c)           In the event that a party (the “Indemnitee”) shall sustain or incur any Sub-advisor Losses or Advisor Losses, as the case may be (“Losses”) or be subject to any Claim (as defined in Section 11(d)), in respect of which indemnification may be sought by such party pursuant to this Section 11, the Indemnitee shall assert a claim for indemnification by giving prompt written notice of such Losses or such Claims (“Notice”), which shall describe in reasonable detail the facts and circumstances of the Losses or Claims upon which the asserted claim for indemnification is based, to the party from whom indemnification is sought pursuant to this Section 11 (the “Indemnitor”), and shall thereafter keep the Indemnitor reasonably informed with respect thereto; provided that failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder, except and then solely to the extent that the Indemnitor is materially prejudiced by such failure.

(d)           In case any claim, proceeding, litigation or other action is brought against any Indemnitee in respect of which indemnification may be sought by the Indemnitee pursuant to this Section 11 (a “Claim”), the Indemnitor shall have the right to assume, conduct and control the defense, compromise or settlement thereof, by written notice to the Indemnitee of its intention to do so within thirty (30) days after receipt of the Notice, at the Indemnitor’s own expense, and thereupon to prosecute in the name and on behalf of the Indemnitee any available cross-claims, counter claims or third-party claims arising with respect to the Claim and to employ counsel with respect thereto that is reasonably acceptable to the Indemnitee. The Indemnitee, together with its affiliated persons (within the meaning of Section 2(a)(3) of the 1940 Act) and controlling persons (as described in Section 15 of the Securities Act) (such affiliated and controlling person, its “Affiliates”), shall cooperate with Indemnitor in the defense of such Claim and make all relevant personnel and books and records available to Indemnitor as reasonably requested. If the Indemnitor shall assume the defense of such Claim, it shall not settle such Claim unless (i) such settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnitee, reasonably satisfactory to the Indemnitee, from all liability (with no monetary obligations, and no injunctive or equitable relief, imposed on Indemnitee thereunder) with respect to such Claim and (ii) such settlement does not contain an admission of any fault on the part of the Indemnitee without the Indemnitee’s consent. Notwithstanding the assumption by the Indemnitor of the defense of any Claim as provided in this Section 11(d), and without limiting the Indemnitor’ s right to assume, conduct and control the defense, compromise or settlement thereof, the Indemnitee shall be permitted to join in (but not control) the defense of such Claim and to employ counsel at its own expense.

(e)           If the Indemnitor shall fail to notify the Indemnitee of its desire to assume the defense of any such Claim within the prescribed thirty (30) day period set forth in Section 11(d), or shall notify the Indemnitee that it will not assume the defense of any such Claim, or if the Indemnitor shall fail to conduct the defense of any such Claim in good faith and at its expense, and such failure continues for more than ten (10) days after written notice thereof from the Indemnitee to the Indemnitor, then the Indemnitee may assume the defense of any such Claim in the place of the Indemnitor by giving written notice to the Indemnitor, in which event Indemnitee shall use commercially reasonable efforts to the conduct the defense of such Claim, and the Indemnitor shall be bound by any determinations made in any proceeding with respect to such Claim or any settlement thereof effected by the Indemnitee, which settlement has been approved by Indemnitor (such approval not to be unreasonably withheld, conditioned or delayed); provided that any such determinations or settlement shall not affect the right of the Indemnitor to dispute the Indemnitee’s claim for indemnification in accordance with the terms of this Agreement.

SECTION 12.  MISCELLANEOUS

(a)           No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto and approved by the Fund in the manner set forth in Section 6(b) hereof.

(b)           Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

(c)           This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

(d)           This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

(e)           This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(f)           If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both the Advisor and Sub-advisor and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(g)           Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(h)           Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(i)           No affiliated person, employee, agent, director, officer or manager of the Sub-advisor shall be liable at law or in equity for the Sub-advisor’s obligations under this Agreement.

(j)           The terms “vote of a majority of the outstanding voting securities”, “interested person”, “affiliated person,” “control” and “assignment” shall have the meanings ascribed thereto in the 1940 Act.

(k)           Each of the undersigned warrants and represents that he or she has full power and authority to sign this Agreement on behalf of the party indicated and that his or her signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

*** Signature Page Follows ***

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

Advisors Asset Management, Inc.

Name:
Title:

Sun Life Capital Management (U.S.) LLC

Name:
Title:

Name:
Title:

Appendix A

Sub-Advisory Fee:

The Advisor shall pay to the Sub-advisor as compensation for the Sub-advisor’s services rendered, a fee, using the calculation methodology in Section 4(a) of this Agreement and in accordance with the following fee schedule:

Asset Levels	Annual Rate
First $100 million
Amounts in excess of $100 million